UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2016

CEL-SCI CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	001-11889	84-0916344
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8229 Boone Blvd. #802
Vienna, VA 22182
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:    (703) 506-9460

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 1.01                        Entry Into a Material Definitive Agreement.

On December 1, 2016, CEL-SCI Corporation (“CEL-SCI”) entered into a securities purchase agreement whereby it agreed to issue and sell in a public offering 34,024,000 shares of its common stock, as well as warrants to purchase common stock, for gross proceeds of $4,253,000.

Each share of common stock will be offered and sold to the public with one half of one Series CC warrant, one Series DD warrant and one Series EE warrant for the combined public purchase price of $0.125.

●
Each Series CC warrant has an exercise price of $0.20 per share, is immediately exercisable and will expire on December 7, 2021;
●
Each Series DD warrant has an exercise price of $0.18 per share, is immediately exercisable and will expire on June 7, 2017; and
●
Each Series EE warrant has an exercise price of $0.18 per share, is immediately exercisable and will expire on September 7, 2017.

The shares of common stock and warrants will be issued separately.

The closing of the offering is expected to take place on or about December 7, 2016, subject to the satisfaction of customary closing conditions.

The net proceeds to CEL-SCI from the offering, after deducting the placement agent’s discounts and commissions and estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants, are expected to be approximately $3.68 million. CEL-SCI intends to use the net proceeds from the offering primarily to fund our Phase 3 clinical trial of Multikine for head and neck cancer, to fund the Phase 1 trial of Multikine in HIV/HPV co-infected patients with anal warts, and for general corporate purposes.

The common stock and warrants (including the shares of common stock issuable upon exercise of the warrants) were offered by CEL-SCI pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2015 and subsequently declared effective on October 30, 2015 (File No. 333-205444) (the “Registration Statement”), as supplemented by a preliminary prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2016 and a final prospectus supplement to be filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

Rodman & Renshaw, a unit of H.C. Wainwright & Co. (the “placement agent”), is acting as the exclusive placement agent in connection with the offering.

We have agreed to pay the placement agent a total cash fee equal to 7% of the gross proceeds of this offering and a management fee equal to 1% of the gross proceeds of this offering. In addition, we have agreed to reimburse the placement agent for its accountable and out-of-pocket expenses, including aggregate legal fees and expenses, in the aggregate amount of $125,000.

We have also agreed to issue to the placement agent warrants to purchase up to 1,701,200 shares (5% of the aggregate number of shares of common stock sold in this offering). The placement agent warrants will have substantially the same terms as the Series CC Warrants being sold to the investors in this offering, except that the termination date of the placement agent warrants will be no more than five years from the effective date of this offering and the exercise price will equal to 125% of the public offering price. Except in certain limited circumstances, the placement agent warrants, and any shares issued upon the exercise of the placement agent warrants, may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of this offering.

On December 1, 2016, the Company issued a press release announcing that it had commenced the offering. A copy of this press release is attached as Exhibit 99.1.

On December 2, 2016, the Company issued a press release announcing that it had priced the offering. A copy of this press release is attached as Exhibit 99.2.

The foregoing summaries of the terms of these documents and agreements are subject to, and qualified in their entirety by, such documents and agreements which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01                        Financial Statements and Exhibits.

(d)             Exhibits.

Exhibit	Dexcription

1.1	Letter Agreement dated November 18, 2016, by and among CEL-SCI Corporation and Rodman & Renshaw, as amended on December 1, 2016.

4 (i)	Form of Warrant - Series CC

4 (j)	Form of Warrant - Series DD

4 (k)	Form of Warrant - Series EE

4 (l)	Placement Agent Warrant - Series FF

5	Opinion of Hart & Hart, LLC.

10(ppp)	Form of Securities Purchase Agreement

23	Consent of Hart & Hart, LLC.

99.1	Press Release dated December 1, 2016.

99.2	Press Release dated December 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEL-SCI CORPORATION

Date: December 2 2016	By:	/s/ Patricia B. Prichep
Patricia B. Prichep
Senior Vice President of Operations